(a)(5)(B)

HERBALIFE ANNOUNCES AMENDMENT AND EXTENSION OF ITS TENDER OFFER

FOR COMMON SHARES

LOS ANGELES, (September 18, 2017) — Herbalife Ltd. (NYSE: HLF) (“Herbalife”) announced today it is amending its previously announced cash tender offer in order to clarify or expand upon certain disclosures in response to comments from the Securities and Exchange Commission (“SEC”), including providing more detail regarding contingent value rights (each, a “CVR”), which make up a part of the purchase price. In addition, in order to provide shareholders with sufficient additional time to evaluate the amendments to the tender offer, Herbalife is extending the expiration time of the tender offer from 5:00 P.M., New York City time, on September 19, 2017, to 5:00 P.M., New York City time, on October 5, 2017, unless the tender offer is further extended.

The tender offer is for Herbalife’s common shares, par value $0.001 per share (“shares”), for an aggregate cash purchase price of up to $600 million and at a per share price not less than $60.00 nor greater than $68.00, the exact price to be determined through a “modified Dutch auction,” and a certain contractual CVR (“tender offer”). The tender offer consideration remains the same. The full terms and conditions of the Amended and Restated Offer to Purchase and the extension of the expiration time are discussed in the Schedule TO amendment Herbalife is filing today with the SEC.

None of Herbalife, its Board of Directors or its affiliates, nor the information agent or the depositary and paying agent, are making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the cash price within the stated range at which they will offer their shares for purchase by Herbalife. In doing so, shareholders should read carefully the information in the Offer to Purchase and the other offer documents.

For more information about a “modified Dutch auction” tender offer, CVR, and other details, please visit our investor website (http://ir.herbalife.com) or refer to the Amended and Restated Offer to Purchase.

Georgeson LLC is the information agent for the tender offer and shareholders seeking additional information about the tender offer and process should contact them toll free at (888) 505-9118. Computershare Trust Company, N.A. is the depositary and paying agent for the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal, and other related materials are available free of charge from Georgeson LLC, or on the SEC’s website, at www.sec.gov. Herbalife’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE TENDER OFFER IS MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HAVE BEEN FILED WITH THE SEC AND DISTRIBUTED TO HERBALIFE’S SHAREHOLDERS. HERBALIFE HAS FILED A TENDER OFFER STATEMENT ON SCHEDULE TO AND AMENDMENTS THERETO WITH THE SEC. HERBALIFE’S SHAREHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Herbalife Ltd.

Herbalife Nutrition is a global nutrition company whose purpose is to make the world healthier and happier. We have been on a mission for nutrition - changing people’s lives with great nutrition products & programs—since 1980. Together with our Herbalife Nutrition independent distributors, we are committed to providing solutions to the worldwide problems of poor nutrition and obesity, an aging population, sky-rocketing public healthcare costs and a rise in entrepreneurs of all ages. We offer high-quality, science-backed products, most of which are produced in Company-operated facilities, one-on-one coaching with an Herbalife Nutrition independent distributor, and a supportive community approach that inspires customers to embrace a healthier, more active lifestyle.

Our targeted nutrition, weight management, energy and fitness and personal care products are available exclusively to and through dedicated Herbalife Nutrition distributors in more than 90 countries. Through our corporate social responsibility efforts, Herbalife Nutrition supports the Herbalife Family Foundation and our Casa Herbalife programs to help bring good nutrition to children in need. We are also proud to sponsor more than 190 world-class athletes, teams and events around the globe, including Cristiano Ronaldo, the LA Galaxy, and numerous Olympic teams. Herbalife Nutrition has over 8,000 employees worldwide, and is traded on the New York Stock Exchange (NYSE: HLF) with net sales of approximately $4.5 billion in 2016. To learn more, visit Herbalife.com or IAmHerbalife.com. Financial information is available on ir.herbalife.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include, but are not limited to, statements regarding the anticipated effects of the consummation of the tender offer described herein, the satisfaction of the tender conditions described in the Offer to Purchase, and our expectations, hopes or intentions regarding the future. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and any other similar words. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the

SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. No assurances can be given the Company will engage in any discussions or negotiations with any party regarding a possible “going private” transaction or that any “going private” or other transaction with respect to the Company will be consummated. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable securities laws. All forward-looking statements are qualified in their entirety by reference to the factors discussed above and under “Risk Factors” set forth in Part I Item 1A and elsewhere of the Company’s Annual Report on Form 10-K, filed with the SEC on February 23, 2017, and in Part I Item 4 and elsewhere of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 1, 2017, as well as the risks and uncertainties discussed in the Company’s other filings with the SEC, including risks resulting from a decrease in the public float of the shares which may result in less liquidity and trading volume of the shares after the consummation of the tender offer described herein and could result in an increase in price volatility. We qualify all of our forward-looking statements by these cautionary statements. We caution you that these risks are not exhaustive. We operate in a continually changing business environment and new risks emerge from time to time.

Contact:
Media Contact:	Investor Contact:
Jennifer Butler	Eric Monroe
VP, Media Relations	VP, Investor Relations
jenb@herbalife.com	ericm@herbalife.com
213.745.0420	213.745.0449

Gary Kishner
Director, Media Relations
Garyki@herbalife.com
213.745.0456

3